Exhibit 99

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Prices $375 Million Senior Unsecured Notes

FRANKLIN, Tenn. – February 5, 2015 – Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced the pricing of $375 million in senior unsecured notes due 2023 (the “Notes”), which represents an upsizing of $75 million. The Notes will be sold to investors at a price of 100% of the principal amount thereof and will bear interest at a rate equal to 5.625% per annum.

The Company intends to use the proceeds from the offering to fund a portion of the purchase price for the planned acquisition of CRC Health Group, Inc. (“CRC”) and the fees and expenses related to the transaction. Consummation of the offering will occur concurrently with, and is conditioned upon, the closing of the CRC acquisition expected to occur on February 11, 2015.

The Notes are to be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended, and outside the United States only to non-U.S. persons pursuant to Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, and shall not constitute an offer, solicitation or sale, in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. The Company does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 78 behavioral healthcare facilities with approximately 5,800 beds in 24 states, the United Kingdom and Puerto Rico. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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